Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-171934) pertaining to the Limoneira Company 2010 Omnibus Incentive Plan,
(2)	Registration Statement (Form S-3 No. 333-175929),
(3)	Registration Statement (Form S-3 No. 333-198844), and
(4)	Registration Statement (Form S-3 No. 333-217622);

of our reports dated January 8, 2018, with respect to the consolidated financial statements of Limoneira Company and the effectiveness of internal control over financial reporting of Limoneira Company included in this Annual Report (Form 10-K) of Limoneira Company for the year ended October 31, 2017.

/s/ Ernst & Young LLP

Los Angeles, California

January 8, 2018